Exhibit 11.2

Vasta  Platform Limited

Statement of Policy Concerning Trading Policies

Adopted June 22, 2020

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 I.        SUMMARY OF  THE  COMPANY POLICY CONCERNING TRADING POLICIES

It is Vasta Platform Limited’s and its subsidiaries’ (collectively, the “Company”) policy that it will, without exception, comply with all applicable laws and regulations in conducting its business. Each employee and each director is expected to abide by this policy. When carrying out Company business, employees and directors must avoid any activity that violates applicable laws or regulations. The  Company’s directors, officers and certain other employees are subject to pre-approval requirements and other limitations on their ability to enter into transactions involving the Company’s  securities.  Although these limitations do not  apply to transactions pursuant to written plans for trading securities that comply  with Rule 10b5-1 under the Securities Exchange Act of 1934, the entry into, amendment or termination of any such written trading plan is subject to pre-approval requirements and other limitations.

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II.       THE USE OF INSIDE INFORMATION IN CONNECTION WITH TRADING IN SECURITIES

A.                  General Rule.

The U.S. securities laws regulate the sale and purchase of securities in the interest of protecting  the investing public. U.S. securities laws give the Company, its officers and directors, and other employees the responsibility to ensure that information about the Company is not used unlawfully in the purchase and sale of securities.

All employees and directors should pay particularly close attention to the laws against trading on “inside” information. These laws are based upon the belief that all persons trading in a company’s securities should have equal access to all “material” information about that company. For example, if an employee or a director of a company knows material non-public financial information, that employee or director is prohibited from buying or selling shares in the company until the information has been disclosed to the public. This is because the employee or director knows information that will probably cause the share price to change, and it would be fraudulent and illegal for the employee or director to have an advantage (knowledge that the share price will change) that the rest of the investing public does not have. Civil and criminal penalties for this kind of activity are severe.

The general rule can be stated as follows: It is a violation of federal securities laws for any person  to buy or sell securities if he or she is in possession of material inside information (an act known as insider trading).  Information is material if there is a substantial likelihood that a reasonable investor would consider it important  in making an investment decision.  It is inside information if  it has not been publicly disclosed  in a manner making it available to investors generally on a broad-based non-exclusionary basis. Furthermore, it is illegal for any person in possession of material inside information to provide other people with such information (other than people who need to have access to the information) or to recommend that they buy or sell the securities (an act known as “tipping”). In that case, they may both be held liable.

The Securities and Exchange Commission (the “SEC”), the stock exchanges and plaintiffs’ lawyers focus on uncovering insider trading. A breach of the insider trading laws could expose the insider to criminal fines up to three times the profits earned and imprisonment up to ten years, in addition to civil penalties (up to three times of the profits earned), and injunctive actions. In addition, punitive damages may be imposed under applicable state laws. Securities laws also subject controlling persons to civil penalties for illegal insider trading by employees, including employees located outside the United States. Controlling persons include directors, officers and supervisors. These persons may be subject to fines up to the greater of U.S.$1,000,000 (one million dollars) or three times the profit (or loss avoided) by the insider trader.

Inside information does not belong to the individual directors, officers or other employees who may handle it or otherwise become knowledgeable about it. It is an asset of the Company. For any person to  use such information for personal benefit or to unduly disclose it to others inside or outside the Company violates the Company’s interests. More particularly, in connection with trading in the Company’s securities, it is a fraud against members of the investing public and against the Company.

B.                  Who Does the Policy Apply To?

The prohibition against trading on inside information applies to directors, officers and all other employees, and to other people who gain access to that information. The prohibition applies to both domestic and international employees of the Company and its subsidiaries. Because of their access to confidential information on a regular basis, Company policy subjects its directors and certain employees  (the “Window Group”) to additional restrictions on trading in the Company securities. The restrictions for the Window Group are discussed in Section F below. In addition, directors and certain employees with inside knowledge of material information may be subject to ad hoc restrictions on trading from time to time.

C.                  Other Companies’ Stock.

Employees and directors who learn material information about suppliers, customers, or competitors through their work at the Company, should keep it confidential and not buy or sell stock or any other publicly traded security in such companies until the information becomes public. Employees  and directors should not give tips about such stock.

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D.                  Hedging and Derivatives.

Employees and directors are prohibited from engaging in any hedging transactions (including transactions involving options, puts, calls, prepaid variable forward contracts, equity swaps, collars and exchange funds or other derivatives) that are designed to hedge or speculate on any change in the market value of the Company’s equity securities. Employees and directors, however, are allowed to invest in non- exclusive investments funds, trusts or similar vehicles and such act does not need to be pre-approved by  the Company.

Trading in options or other derivatives is generally highly speculative and very risky. People who buy options are betting that the stock price will move rapidly. For that reason, when a person trades in options in his or her employer’s stock, it will arouse suspicion in the eyes of the SEC that the person was trading on the basis of inside information, particularly where the trading occurs before a company announcement or major event. It is difficult for an employee or director to prove that he or she did not know about the announcement or event.

If the SEC or the stock exchanges were to notice active options trading by one or more employees or directors of the Company prior to an announcement, they would investigate such trading. Such an investigation could harm the Company’s reputation (as well as result in extra costs and expenses) and  could result in severe penalties and expenses for the persons involved. For all of these reasons, the Company prohibits its employees and directors from trading in options or other derivatives involving the Company’s stock. This policy does not pertain to employee stock options granted by the Company, which cannot be traded.

E.                  Pledging of Securities, Margin Accounts.

Pledged securities may be sold by the pledgee without the pledgor’s consent under certain conditions. For example, securities held in a margin account may be sold by a broker without the customer’s consent if the customer fails to meet a margin call. Because such a sale may occur at a time when an employee or a director has material inside information or is otherwise not permitted to trade in Company securities, the Company prohibits employees and directors pledging Company securities in any circumstance, including by from purchasing Company securities on margin or holding Company securities  in a margin account.

F.                  General Guidelines.

The following guidelines should be followed in order to ensure compliance with applicable antifraud laws and with the Company’s policies:

1.     Nondisclosure. Material inside information must not be disclosed to anyone, except to persons within the Company whose positions require them to know it.

2.    Trading in the Company Securities. No employee or director should place a purchase or sale order, or recommend that another person place a purchase or sale order in the Company’s securities when he or she has knowledge of material information concerning the Company that has not been disclosed to the public. This includes orders for purchases and sales of stock and convertible securities. The exercise of employee  stock options is not subject to this policy. However, stock that was acquired upon exercise of a stock option will be treated like any other stock, and may not be sold by an employee who is in possession of material inside information. Any employee or director who possesses material inside information should wait  until the start of the second business day after the information has been publicly released before trading.

3.    Avoid Speculation. Investing in the Company’s common stock provides an opportunity to share in the future growth of the Company. But investment in the Company and sharing in the growth of the Company does not mean short range speculation based  on fluctuations in the market. Such activities put the personal gain of the employee or director in conflict with the best interests of the Company and its stockholders.  Although this policy does not mean that employees or directors may never sell shares, the Company encourages employees and directors to avoid frequent trading in Company stock. Speculating in Company stock is not part of the Company culture.

4.    Trading in Other Securities. No employee or director should place a purchase or sale order, or recommend that another person place a purchase or sale order, in the securities of another corporation, if the employee or director learns in the course of his or her employment confidential information about the other corporation that is likely to affect the value of those securities. For example, it would be a violation of the securities laws if  an employee or director learned through Company sources that the Company intended to purchase assets or equity interest from a company, and then placed an order to buy or sell stock in that other company because of the likely increase or decrease in the value of its securities.

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5.    Restrictions on the Window Group. The Window Group consists of (i) directors and executive officers of the Company and their assistants and household members, (ii) subset of employees in the financial reporting or business development group and (iii) such other persons as may be designated from time to time and informed of such status by the Company’s Board of Directors. The Window Group is subject to the following restrictions  on trading in Company securities:

  trading is permitted from the start of the second business day following an earnings release with respect to the preceding fiscal period until the fifteenth calendar day of the last month of the then current fiscal quarter (the “Window”), subject to the restrictions below;
  no trading is permitted outside the Window except for reasons of exceptional personal hardship and subject to prior review by the Investor Relations Officer; provided that, if the Investor Relations Officer wish to trade outside the Window, it shall be subject to prior review by the General Counsel; and
  individuals in the Window Group are also subject to the general restrictions on all employees.

Note that at times the Investor Relations Officer or the Board of Directors may determine that no trades may occur even during the Window when clearance is requested. No reasons may be provided and the closing of the Window itself may constitute material inside information that should not be communicated.

The foregoing Window Group restrictions do not apply to transactions pursuant to written plans for trading securities that comply with Rule 10b5-1 under the Securities Exchange Act of 1934 (“10b5-1 Plans”).

However, Window Group members may not enter into, amend or terminate a 10b5-1 Plan relating to Company securities without the prior approval of the Investor Relations Officer, which will only be given during a Window period.

G.                 Applicability of U.S. Securities Laws to International Transactions.

All employees of the Company and its subsidiaries are subject to the restrictions on trading in the Company securities and the securities of other companies. The U.S. securities laws may be applicable to the securities of the Company’s subsidiaries or affiliates, even if they are located outside the United States. Transactions involving securities of subsidiaries or affiliates should be carefully reviewed by the Compliance Department not only with local law but also for possible application of U.S. securities laws.

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III.     OTHER LIMITATIONS ON SECURITIES TRANSACTIONS

A.                  Public Resales – Rule 144.

The U.S. Securities Act (the “Securities Act”) requires every person who offers or sells a security to register such transaction with the SEC unless an exemption from registration is available. Rule 144 under the Securities Act is the exemption typically relied upon for (i) public resales by any person of “restricted securities” (i.e., unregistered securities acquired in a private offering or sale) and (ii) public resales by directors, officers and other control persons of a company (known as “affiliates”) of any of the Company’s securities, whether restricted or unrestricted.

The exemption in Rule 144 may only be relied upon if certain conditions are met. These conditions vary based upon whether the Company has been subject to the SEC’s reporting requirements for  90 (ninety) days (and is therefore a “reporting company” for purposes of the rule) and whether the person seeking to sell the securities is an affiliate or not.

1.       Holding Period.  Restricted securities issued by a reporting company (i.e., a company that has been subject to the SEC’s reporting requirements for at least 90 days) must be held and fully paid for a period of six months prior to their sale. Restricted securities issued by a non-reporting company are subject to a one-year holding period. The holding period requirement does not apply to securities held by affiliates that were acquired either in the open market or in a public offering of securities registered under the Securities Act. Generally, if the seller acquired the securities from someone other than the Company or an affiliate of the Company, the holding period of the person from whom the seller acquired such securities can be “tacked” to the seller’s holding period in determining if the holding period has been satisfied.

2.       Current Public Information. Current information about the Company must be publicly available before the sale can be made. The Company’s periodic reports filed with the SEC ordinarily satisfy this requirement. If the seller is not an affiliate of the Company issuing the securities (and has not been an affiliate for at least three months) and one year has passed since the securities were acquired from the issuer or an affiliate of the issuer (whichever is later), the seller can sell the securities without regard to the current public information requirement.

Rule 144 also imposes the following additional conditions on sales by persons who are “affiliates.” A person or entity is considered an “affiliate,” and therefore subject to these additional conditions, if it is currently an affiliate or has been an affiliate within the previous three months:

1.       Volume Limitations.The amount of debt securities which can be sold by an affiliate during any three-month period cannot exceed 10% of a tranche (or class when the securities are non-participatory preferred stock), together with all sales of securities of the same tranche sold for the account of the affiliate. The amount of equity securities that can be sold by an affiliate during any three-month period cannot exceed the greater of (i) one percent of the outstanding shares of the class or (ii) the average weekly reported trading volume for shares of the class during the four calendar weeks preceding the time the order to sell is received by the broker or executed directly with a market maker.

2.       Manner of Sale. Equity securities held by affiliates must be sold in unsolicited brokers’ transactions, directly to a market-maker or in riskless principal transactions.

3.      Notice of Sale. An affiliate seller must file a notice of the proposed sale with the SEC at the time the order to sell is placed with the broker, unless the amount to be sold neither exceeds 5,000 shares nor involves sale proceeds greater than U.S.$50,000. See “Filing Requirements.”

Bona fide gifts are not deemed to involve sales of shares for purposes of Rule 144, so they can be made at any time without limitation on the amount of the gift. Donees who receive restricted securities from an affiliate generally will be subject to the same restrictions under Rule 144 that would have applied to the donor, depending on the circumstances.

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B.                  Private Resales.

Directors and officers also may sell securities in a private transaction without registration. Although there is no statutory provision or SEC rule expressly dealing with private sales, the general view is that   such sales can safely be made by affiliates if the party acquiring the securities understands he is acquiring restricted securities that must be held for at least six months (if issued by a reporting company that meets the current public information requirements) or one-year (if issued by a non-reporting company) before the securities will be eligible for resale to the public under Rule 144. Private resales raise certain documentation and other issues and must be reviewed in advance by the Company’s Investor Relations Officer and may require the participation of outside counsel.

C.                  Underwriter Lock-Up Agreements.

All of the directors and executive officers of the Company have agreed to additional limitations on their ability to transfer, pledge or convey any of the economic consequences of ownership of any Company securities prior to the date that is 180 days after the date of the prospectus relating to the Company’s initial public offering of its ordinary shares in the United States.

D.                  Restrictions on Purchases of Company Securities.

In order to prevent market manipulation, the SEC adopted Regulation M under the U.S. Securities Exchange Act of 1934 (the “Exchange Act”). Regulation M generally restricts the Company or any of its affiliates from buying Company stock, including as part of a share buyback program, in the open market during certain periods while a distribution, such as a public offering, is taking place.  You should consult   with the Company’s Investor Relations Officer, if you desire to make purchases of Company stock during any period that the Company is making conducting an offering or buying shares from the public.

E.                  Filing Requirements.

1.       Schedule 13D and 13G. Section 13(d) of the Exchange Act requires the filing of a statement on Schedule 13D (or on Schedule 13G, in certain limited circumstances) by any person or group which acquires beneficial ownership of more than five percent of a class of equity securities registered under the Exchange Act.  The threshold for reporting   is met if the stock owned, when coupled with the amount of stock subject to options exercisable within 60 days, exceeds the five percent limit.

A report on Schedule 13D is required to be filed with the SEC and submitted to the Company within ten days after the reporting threshold is reached. If a material change occurs in the facts set forth in the Schedule 13D, such as an increase or decrease of one percent or more in the percentage of stock beneficially owned, an amendment disclosing the change must be filed promptly. A decrease in beneficial ownership to less than five percent is per se material and must be reported.

A limited category of persons (such as banks, broker-dealers and insurance companies) may file on Schedule 13G, which is a much abbreviated version of Schedule 13D, as long as the securities were acquired in the ordinary course of business and not  with the purpose or effect of changing or influencing the control of the issuer. A report on Schedule 13G is required to be filed with the SEC and submitted to the Company within 45 days after the end of the calendar year in which the reporting threshold is reached.

A person is deemed the beneficial owner of securities for purposes of Section 13(d) if such person has or shares voting power (i.e., the power to vote or direct the voting of the securities) or dispositive power (i.e., the power  to sell or  direct the sale of the securities).  A person filing a Schedule 13D or 13G may disclaim beneficial ownership of any securities attributed to him or her if he or she believes there is a reasonable basis for doing so.

2.     Form 144. As described above under the discussion of Rule 144, an affiliate seller relying on Rule 144 must file a notice of proposed sale with the SEC at the time the order to sell is placed with the broker unless the amount to be sold during any three month period neither exceeds 5,000 shares nor involves sale proceeds greater than U.S.$50,000 (fifty thousand dollars).

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